Exhibit 10.23

AMENDMENT TO

CONSULTING AGREEMENT

This AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”) is by and between CARECLOUD, INC. (“Company”), and HILL CITY ADVISORS, LLC (“Consultant”) (Company and Consultant may each be referred to herein individually as a “Party” or collectively as the “Parties”). This Amendment is entered into as of this 16th day of February 2023 (the “Amendment Date”) and amends that certain Consulting Agreement dated as of June 3, 2022 (together with all exhibits thereto), by and between Company and Consultant (the Consulting Agreement and any exhibits thereto being referred to herein collectively as the “Existing Agreement”). The Existing Agreement, as amended by this Amendment, is referred to herein as the “Amended Agreement”.

A.	WHEREAS, Company and Consultant are parties to the Existing Agreement, pursuant to which Consultant agreed to provide consulting services to Company as set forth therein; and

B.	WHEREAS, the Parties have mutually agreed to amend certain terms of the Existing Agreement.

NOW THEREFORE, for good and valuable consideration received, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Existing Agreement.

2.	Effective Date. The effective date of this Amendment shall be February 1, 2023 (the “Amendment Effective Date”).

3.	Modifications to Existing Agreement. The following modifications shall be made to the referenced provisions of the Existing Agreement:

a.	Section 4 of the Existing Agreement (Term; Termination) shall be amended as follows:

i.	Section 4.a.: “for a period of twenty-four (24) months following the Effective Date” is hereby removed and replaced with “through December 31, 2024”.
ii.	Section 4.b. is hereby deleted in its entirety.

b.	Section 5 of the Existing Agreement (No Conflicting Services) shall be amended and restated to read in its entirety as follows:

“No Conflicting Services. It is understood that, in general, you are making your services available to others simultaneously and that you are free to accept or reject any further assignment that CareCloud may offer you provided, however, that you may not, during the Term of this Consulting Agreement and for a period of one (1) year from the date of any earlier termination or the expiration of this Consulting Agreement, undertake any Services, projects, assignment or engagement for or by a party that is a competitor of CareCloud without the prior written approval of CareCloud, which may be granted or withheld in CareCloud’s sole discretion. You will ensure that the Services performed under this Consulting Agreement in no way conflict with any other consulting agreement, commitment, or undertaking Consultant may have entered into. If during the Term, Consultant identifies an acquisition opportunity within [the revenue cycle management, healthcare IT or healthcare services sectors], Consultant shall promptly present the opportunity to CareCloud prior to presenting such opportunity to any other party, and provide CareCloud with a reasonable period of time to review such opportunity and conduct preliminary due diligence, and ultimately allow CareCloud to exercise the right of first refusal to proceed with such opportunity.”

c.	Section 9 of the Existing Agreement (Indemnification) shall be amended to add the following after the second sentence therein: “Company agrees to indemnify, defend and hold harmless Consultant, its officers, directors, employees, and agents from and against all liabilities, losses, claims, damages, costs (including, without limitation, attorneys’ fees and other costs of defense) and expenses arising out of or relating to Consultant’s performance of Services under the Agreement, unless they are caused, in whole or in part, by the direct result of Consultant’s gross negligence, bad faith, or willful misconduct.”

d.	Exhibit A – Statement of Work.

i.	Section 1. Definitions:

1.	In the definition of “Series B Preferred Stock”, the term “MTBCO” is hereby deleted and replaced with “CCLDO”.

ii.	Section 4. Fee Schedule. The Table in Section 4 is hereby removed in its entirety and replaced with the following Table:

4.

Consultant	Rate
Stephen Snyder	(a)	Retainer. Ten Thousand (10,000) RSU shares of CareCloud Series B Preferred Stock (the “Retainer”), paid on the Commencement Date, or such other date as mutually agreed upon by the Parties, subject to the terms of paragraph (e) below;
(b)

Advance Retainer. An advance retainer of Twenty-Eight Thousand (28,000) RSU shares of Series B Preferred Stock (the “Advance Retainer”), to be paid in two equal increments of Fourteen Thousand (14,000) RSU shares each on the Amendment Date and January 1, 2024, or such other date(s) as mutually agreed upon by the Parties;

	(c)	Transaction Fee. For Transactions closed by CareCloud during the Term or Tail Period wherein the Target company was first introduced to CareCloud by Consultant: the cumulative contingent fee (“Transaction Fee”) upon the consummation and closing of a Transaction during the SOW Term:

●	5% of the first One Million Dollars ($1,000,000) of Transaction Value;
●	4% of the second One Million Dollars ($1,000,000) of Transaction Value;
●	3% of the third One Million Dollars ($1,000,000) of Transaction Value;
●	2% of the fourth One Million Dollars ($1,000,000) of Transaction Value; and
●	1% of the remaining balance of Transaction Value.

Subject to paragraph (d), payment of the Transaction Fee shall be via cash or RSU shares of Series B Preferred Stock, or a combination thereof, with choice of such payment method at the sole discretion of CareCloud.

If the Transaction includes contingent consideration, such portion of the Transaction Fee shall not be due and owing unless and until the contingent consideration is paid.

(d)	Any Transaction Fee payable hereunder shall be offset by the Advance Retainer.
(e)	All payments hereunder made in the form of RSUs shall be made to Stephen Snyder individually in accordance with CareCloud’s Amended and Restated Equity and Incentive Plan and pursuant to an RSU Agreement by and between Stephen Snyder and CareCloud, and subject to approval by CareCloud’s Board of Directors’ Compensation Committee. Consultant hereby acknowledges and agrees that such equity grant of RSUs to Stephen Snyder is in satisfaction of CareCloud’s obligation to issue such equal amount of equity to Consultant.

5.	Severability. Any provisions of the Amended Agreement which are prohibited under applicable laws, rules or regulations, or unenforceable in any jurisdiction or regulatory authority shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, in which case the Parties shall cooperate and negotiate in good faith to modify the Amended Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

6.	Full Force and Effect. Except as specifically modified above, the remaining terms of the Existing Agreement remain in full force and effect. In the event of any conflict between this Amendment and the Existing Agreement, this Amendment shall control and supersede the conflicting provisions contained in the Existing Agreement.

7.	Entire Agreement. The Existing Agreement, as amended by this Amendment, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof, including, without limitation, the Consulting Agreement and corresponding Statement of Work dated January 1, 2023 which was inadvertently signed by the Parties and which the Parties hereby acknowledge is null and void.

8.	Mutual Release. In exchange for the payments and other consideration provided in Section 4 of this Amendment, Consultant, on behalf of himself, his heirs, executors, and assigns and the Company on behalf of itself, and its Officers, Directors, affiliates, subsidiaries, and assigns hereby release and forever discharge each other from any and all claims, actions, causes of action, charges, and complaints of any nature whatsoever past, present and future, known or unknown (collectively, “Claims”). By entering into this Amendment, it is the Parties’ intent to waive and release all Claims and potential claims against each other that can legally be released.

The release of Claims by Consultant (the “Consultant Release”), includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), all as amended, and all other federal, state, and local laws and regulations relating to employment or termination of employment that may be legally waived or released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of the Consultant Release in any manner. By signing this Amendment, the Consultant acknowledges that he is knowingly and voluntarily waiving and releasing any rights he has under the ADEA, Older Workers Benefit Protection Act, and its implementing regulations, and that the consideration given for the Consultant Releases in this Amendment is in addition to anything of value to which he is already entitled. Consultant further acknowledges that he has been advised, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that arise after the date he signs this Amendment; (b) he should consult with an attorney prior to signing this Amendment (although he may choose voluntarily not to do so); (c) he has twenty-one (21) days to consider this Amendment (although he may choose voluntarily to sign it sooner); (d) he has seven (7) days following the date he signs this Amendment to revoke this Amendment (in a written revocation sent to the Company); and (e) this Amendment will not be effective until the date upon which the revocation period has expired, which will be the eighth day after he signs this Amendment provided that he does not revoke it.

Notwithstanding the foregoing, nothing in this Paragraph 8 of this Amendment shall be construed as to limit the rights and obligations of the Parties under Paragraph 9 of the Existing Agreement.

IN WITNESS WHEREOF, the Parties have hereunto executed this Amendment to Consulting Agreement as of the date first written above.

CareCloud, Inc.		Hill City Advisors, LLC

	/s/ Kimberly Blanche		/s/ Stephen Snyder
By:	Kimberly Blanche	By:	Stephen Snyder
Title:	General Counsel	Title:	Member

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